                                   Exhibit 1.3

                              Notice of Termination

         October 2, 2002

              This Document represent the termination of all business relations.
              ------------------------------------------------------------------

                  Both Parties hereby agree to terminate all agreements and
         plans, whether written or expressed orally, between Environmental
         Strategies and Technologies International Inc., a Florida Corporation
         and SMC Environmental Group Inc, a Delaware Corporation. The execution of this document represents that all discussions and agreement are hereby mutually terminated.

         /s/ Sameer Hirji
         Sameer Hirji, President
         Environmental Strategies and Technologies International Inc.

         /s/ Michael Mahan
         Michael Mahan, President
         SMC Environmental Group Inc.